PRESS RELEASE

Crazy Woman Creek Bancorp Incorporated          Contact: Gary J. Havens
Buffalo Federal Savings Bank                             President and
106 Fort Street                                          Chief Executive Officer
Buffalo, Wyoming 82834
                                                         (307) 684-5591


                                                         For Immediate Release
                                                         November 5, 2003


                     CRAZY WOMAN CREEK BANCORP INCORPORATED
         ANNOUNCES RESULTS OF TENDER OFFER AND INTENT TO DEREGISTER AND
                                DELIST ITS SHARES

BUFFALO, WYOMING, November 5, 2003 -- Crazy Woman Creek Bancorp Incorporated ("Crazy Woman Creek" or the "Company") (Nasdaq Small Cap "CRZY") announced today that its modified Dutch auction issuer tender offer that commenced on October 3, 2003, expired at 5:00 p.m. Mountain time, on Tuesday, November 4, 2003. Shareholders tendered 162,076 shares (including shares tendered pursuant to guarantees of delivery) or approximately 20% of the common shares outstanding. The purchase price will be $18.25 per share, and Crazy Woman Creek will repurchase all of the shares tendered.

         On Friday, November 7, 2003, Crazy Woman Creek intends to file a Form 15 with the Securities and Exchange Commission to deregister its common stock from the reporting requirements of the Securities Exchange Act of 1934 and will simultaneously delist its stock from the Nasdaq SmallCap Market. Following this action, Crazy Woman Creek's shares will no longer be quoted on the Nasdaq Stock Market and it will no longer file periodic reports concerning its financial condition and results of operations with the Securities and Exchange Commission.

         Crazy Woman Creek is the holding company of Buffalo Federal Savings Bank, a federally chartered savings bank headquartered in Buffalo, Wyoming. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC"). At June 30, 2003, Crazy Woman Creek had total assets and stockholders' equity of $79.7 million and $13.6 million, respectively.

         The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.